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                                                             Exhibit 12

           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                    Six Months Ended
                                                        June 30,
                                                   1997          1996
                                                 (dollars in thousands)
Earnings:

  Income before provision for income
    taxes                                        $ 91,733      $101,927
  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                         243,347       244,818
  Implicit interest in rents                        6,760         7,541

Total earnings                                   $341,840      $354,286

Fixed charges:

  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                        $243,347      $244,818
  Implicit interest in rents                        6,760         7,541

Total fixed charges                              $250,107      $252,359


Ratio of earnings to fixed charges                   1.37          1.40

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